Exhibit 23.1
CROGHAN BANCSHARES, INC.
Consent of Independent Registered
Public Accounting Firm
The Board of Directors
Croghan Bancshares, Inc.:
We consent to the incorporation by reference in the Registration Statement pertaining to the Croghan Bancshares, Inc. Amended and Restated 2002 Stock Option and Incentive Plan of our report dated March 26, 2010, with respect to the consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary, as of December 31, 2009 and 2008, and related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ CLIFTON GUNDERSON LLP

Toledo, Ohio
March 24, 2011